Exhibit 99.1

American Spectrum Realty Granted Extension to Regain Compliance with NYSE Alternext US Listing Standards

HOUSTON--(BUSINESS WIRE)--December 8, 2008--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today that the Company received a notice on December 1, 2008 from the NYSE Alternext US (the “Exchange”), indicating that it has been granted an extension to regain compliance with the Exchange listing standards.

As previously reported on September 22, 2008, the Company received a notice on September 17, 2008 stating that it had fallen below the continued listing criteria due to not maintaining stockholders’ equity requirements as set forth in Sections 1003(a)(ii) and (iii) of the Exchange Company Guide. As a result the Company was subject to delisting proceedings as set forth in Section 1010 and Part 12 of the Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange by October 17, 2008 that demonstrated the Company’s ability to regain compliance with Section 1003(a)(ii) and (iii) by February 17, 2010. On October 16, 2008 the Company submitted a plan of compliance to the Exchange that summarized its plans and strategies for dealing with the issues raised in the Exchange’s notice.

The Exchange has notified the Company that its plan was accepted as a reasonable demonstration of its ability to regain compliance by February 17, 2010 and that the Company’s listing would be continued. During the period through February 17, 2010, the Exchange staff periodically will review the Company’s implementation of the strategies described in the plan. Failure by the Company to make progress consistent with the plan or to regain compliance with the Exchange’s continued listing standards by February 17, 2010 could result in the initiation of proceedings to delist the Company’s common stock from the Exchange.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200